Exhibit 4.6


                    AMENDMENT NO.2 TO STOCKHOLDERS' AGREEMENT

     This Amendment No. 2, dated as of December 19, 2003 (this "Amendment"), to the Stockholders' Agreement (the "Original Agreement"), dated as of March 9, 2000, as amended by Amendment No. 1 thereto ("Amendment No. 1," collectively, the "Stockholders' Agreement"), dated as of February 28, 2001, by and among Transportation Investment Partners, LLC ("TIP"), a Delaware limited liability company, Caravelle Investment Fund, L.L.C., a Delaware limited liability company ("Caravelle"), Albion Alliance Mezzanine Fund, L.P., a Delaware limited partnership ("Albion"), Albion Alliance Mezzanine Fund II, L.P., a Delaware limited partnership ("Albion II" and, together with TIP, Caravelle, and Albion I, the "Preferred Investors" and, solely in their capacity as holders of shares of Common Stock (and together with any of their Affiliates or Associated Entities or Managed Funds that have or may become transferees of any Common Stock held by them), the "Preferred Investor Common Stockholders"), Transportation Technologies Industries, Inc., a Delaware corporation and the surviving corporation in the Merger (the "Company"), and the persons listed on Exhibit A attached hereto who are signatories to such agreement (the "Individual Investors" and, together with the Preferred Investor Common Stockholders, the "Stockholders"), is entered into by and among the Preferred Investor Common Stockholders and the Individual Investors. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Original Agreement.

                                    RECITALS

     WHEREAS, the Company is undertaking the following actions: (i) the filing of certificates of designation to create the Series C Preferred Stock, par value $0.01 per share, of the Company (the "Series C Preferred Stock"), Series D Preferred Stock, par value $0.01 per share, of the Company (the "Series D Preferred Stock"), and Series E Senior Preferred Stock, par value $0.01 per share, of the Company (the "Series E Preferred Stock"), (ii) the exchange between certain Individual Investors, the Company and certain Stockholders of 80,233 shares of common stock of the Company for 14,000 shares of Series C Preferred Stock, (iii) the issuance of 42,000 shares of Series D Preferred Stock to the holders of the Company's common stock (other than certain Individual Investors) for a purchase price of $4,200, (iv) the issuance of up to 40,575 shares of Series E Preferred Stock in exchange for $40,000,000 in principal amount of subordinated debt and up to $575,000 in accrued PIK interest thereon,
(v) the issuance of up to 1,000 shares of Series E Preferred Stock for a purchase price of $1,000,000, the proceeds of which shall prepay up to $1,000,000 in accrued and unpaid cash interest on the subordinated debt and the remainder, if any, shall pay a portion of the fees and expenses incurred in connection with the transactions described in clauses (i), (ii), (iii) and (iv) above and this clause (v), (vi) the payment of up to $2,250,000 in cash in respect of the portion of the transaction costs not paid with the proceeds of the Series E Preferred Stock described in clause (v) above, and (vii) the Company shall have the option to issue additional shares of Series E Preferred Stock in connection with the other transactions described in clauses (i) through
(vi) above resulting in additional proceeds not to exceed $4,000,000 (collectively, the "Transactions");

     WHEREAS, in connection with the Transactions, the Stockholders and the Company wish to amend the Stockholders' Agreement to provide, among other things, for the application of certain provisions of the Stockholders' Agreement to shares issued in the Transactions



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and for the joinder of certain individuals acquiring shares issued in the
Transactions as parties to the Stockholders' Agreement;

     WHEREAS, the Stockholders and the Company wish to amend the Stockholders' Agreement to provide, among other things, for the treatment of the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Common Stock in a Total Sale and Series A Total Sale (each as defined herein);

     WHEREAS, pursuant to Section 18(b) of the Stockholders' Agreement, if at any time the Company proposes to sell shares, subject to certain exceptions, in a private or a similar non-public placement, the Company shall offer to sell such shares to the Stockholders, who shall have the right to purchase a certain amount of such shares, such rights comprising the "Preemptive Rights"; and

     WHEREAS, the Stockholders wish to (i) waive the Preemptive Rights with respect to the issuance of shares pursuant to the Transactions, (ii) waive the provisions of Section 5 (Transfer of Common Stock), Section 6 (Right of First Offer) and Section 7 (Tag-Along Rights) of the Stockholders' Agreement with respect to the transactions contemplated by the Transactions (the "Transfer Restrictions") and (iii) consent to the Transactions.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment, the receipt and sufficiency of which are acknowledged by each of the parties hereto, effective as of the date hereof (except as provided herein), the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Representations and Warranties. Each party hereto represents and warrants that (a) this Amendment has been duly authorized, executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, and (b) such party has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with or violates any provision of the Stockholders' Agreement, as amended by this Amendment. No party to this Amendment shall grant any proxy or become party to any voting trust or other agreement which conflicts with or violates any provision of the Stockholders' Agreement, as amended by this Amendment.

     2. Amendments to Stockholders' Agreement. The Stockholders' Agreement is hereby amended as follows:

          (a) The heading to Section 5 and the entirety of Sections 5(a) and (b) are hereby replaced with the following:

               "5. Transfer of Common Stock, Series C Preferred Stock, Series E Preferred Stock and Special Warrants held by Individual Investors.

                    (a) None of the shares of Common Stock, Series C Preferred
               Stock, Series E Preferred Stock or Special Warrants held by any Individual Investor or his Permitted Transferees may be Transferred except in ac-cordance with this Agreement. Any attempted Transfer of shares of Common Stock, Series C Preferred Stock, Series E Preferred Stock or Special Warrants other than in accordance with the terms of this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of such securities. Notwithstanding anything contained in this Section 5(a) or
               Section 5(b) to the contrary, but subject to the other provisions of this Section 5, each Individual Investor (and the Permitted Transferees thereof) shall be permitted to Transfer its shares of Common Stock (and, in the case of Section 17, its Series C Preferred Stock, Series E Preferred Stock and Special Warrants) in accordance with the applicable provisions of Section 6 (Right of First Offer), Section 7 (Tag-Along Rights), Section 8 (Drag-Along Rights), Section 8A (Total Sale Event), Section 8B (Total Sale of Series A Preferred Stock) and Section 17 (Call Rights).

                    (b) The shares of Common Stock, Series C Preferred Stock,
               Series E Preferred and Special Warrants, in each case held by the Individual Investors from and after the date of this Agreement, shall not be Transferable until the earlier to occur of (i) the fifth anniversary of the Effective Time (or, with respect to the Series E Preferred Stock, a proportionate number of shares of Series E Preferred Stock, based on amounts owned on the date hereof, to that sold in earlier sales of Series E Preferred Stock by Preferred Investor Common Stockholders or their respective Affiliates, other than sales from them to their Affiliates or from their Affiliates to them or their other Affiliates) or (ii) the consummation of a Qualified Public Offering, in each case held by the Individual Investors from and after the date of this Agreement shall not be Transferable, except as follows:

                         (1) each of Camillo M. Santomero II, Begel, Andrew M.
                    Weller and James D. Cirar (collectively, the "Named Investors") may Transfer such securities among themselves;

                         (2) each of the Named Investors may Transfer, in one or
                    a series of transactions, in the aggregate up to 5% of the fully-diluted shares of Common Stock (either through the Transfer of Common Stock or Special Warrants) and up to 5% of the Series C Preferred Stock and up to 5% of the Series E Preferred Stock, in each case held by such Named Investor on the date of Amendment No. 2 to this Agreement to other Individual Investors or to new persons who become members of management of the Company after the Effective Time ("New Management");

                         (3) each Individual Investor as of the date of
                    Amendment No. 2 to this Agreement (other than the Named Investors) may Transfer such securities to any other Individual Investor or to New Management;

                         (4) each Individual investor which is not an individual
                    may Transfer such securities to an Affiliate that is wholly owned by one or more of such Individual Investors and its Related Persons; and

                         (5) each Individual Investor may Transfer such
                    securities to a Related Person of such Individual Investor, or a trust or similar entity which is controlled by such Individual Investor and is established entirely for the benefit of such Individual Investor or his Related Persons, or an individual retirement account or pension plan for the Individual Investor's benefit (each Individual Investor agrees to provide the Company and each other Stockholder, upon request, with evidence reasonably acceptable to it that each such Transfer complies with this clause (5)).

     The transferee in each of the Transfers described in clauses (1) through
(5) above (to the extent such Transfer is made pursuant to one of such clauses) is herein referred to as a "Permitted Transferee."

          (b) Sections 5(e) and (f) are hereby replaced with:

               "(e) Prior to the earlier to occur of (i) the fifth anniversary of the Effective Time and (ii) the consummation of a Qualified Public Offering, each certificate representing shares of Common Stock, Series C Preferred Stock, Series E Preferred Stock or Special Warrants held by an Individual Investor shall contain upon its face or upon the reverse side thereof the following legend:

               This certificate represents securities which are restricted and which are subject to the terms and conditions of a Stockholders' Agreement, dated as of March 9, 2000, as amended on February 28, 2001 and December 19, 2003, by and among the stockholders and certain security holders of Transportation Technologies Industries, Inc. (a copy of which is on file at the principal office of Transportation Technologies Industries, Inc.). No sale, transfer, assignment, pledge, hypothecation or other disposition of this certificate or any of the interests or securities represented hereby shall be made except in compliance with the terms and conditions of said Agreement.

               (f) Each certificate representing shares of Common Stock, Series C Preferred Stock, Series E Preferred Stock and Special Warrants held by a Stockholder shall contain upon its face or upon the reverse side thereof the following additional legend:

               The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and must be held indefinitely unless they are transferred pursuant to an effective registration statement under the Act, or after receipt of an opinion of counsel satisfactory to

               Transportation Technologies Industries, Inc. that registration is not required or an appropriate no-action letter is received from the Securities and Exchange Commission."

          (c) The first paragraph of Section 5(h) is hereby replaced with:

               "(h) Each Stockholder agrees that, prior to any proposed Transfer of any shares of Common Stock, and each Individual Investor agrees that, prior to any proposed Transfer of any shares of Series C Preferred Stock, Series E Preferred Stock or Special Warrants (other than, in each case, a Transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Stockholder shall give written notice to the Company of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in reasonable detail, and, if requested by the Company, shall be accompanied, at such Stockholder's expense, by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed Transfer of such securities may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the Transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by such Stockholder to the Company, and in accordance with the other provisions of this Agreement. Each certificate evidencing such securities transferred as above shall bear, except if such Transfer is made pursuant to an effective registration statement under the Securities Act covering such shares, or under Rule 144 under the Securities Act, the appropriate restrictive legends set forth in this Section 5 except that such certificate shall not bear such restrictive legends if, in the opinion of counsel for such Stockholder and the Company, such legend is not required in order to establish compliance with any provision of the Securities Act. Notwithstanding the foregoing, each Stockholder agrees that it will not request that a Transfer of such securities be made (or that the appropriate restrictive legends set forth in this Section 5 be removed from the certificate evidencing shares of Capital Stock) solely in reliance on Rule 144K under the Securities Act, if as a result of such proposed transfer the Company would be rendered subject to the reporting requirements of the Exchange Act.

          (d) The following is hereby added as a new Section 5(k): "(k) References in this Section 5 to Common Stock, Series C Preferred Stock, Series E Preferred Stock and Special Warrants shall include any acquired after the Effective Date."

          (e) The phrase, "of Common Stock" is hereby inserted immediately after the word, "share", in the twelfth line of Section 7(a).

          (f) The following is hereby added as a new Section 8(e): "(e) All references to shares herein shall include all shares of Common Stock acquired after the Effective Date and Special Warrants."

          (g) The following is hereby added as a new Section 8A:

          "Section 8A. Total Sale Event.

               (a) Until such time as a Valuation Event (as defined in the Series C Certificate of Designation) occurs or an IPO (as defined in the Series C Certificate of Designation) is consummated, if the Preferred Investor Common Stockholders (the "Consenting Stockholders") approve a sale, merger or other Transfer involving (i) at least 50% of the outstanding series A Preferred Stock and at least 50% of the then outstanding Common Stock (including shares of Common Stock issuable upon the exercise of all options, warrants and other rights to acquire such shares then exercisable or which become exercisable in connection with such event) and in which, if applicable, the Company complies with its obligations pursuant to paragraph (g) of the Series A Certificate of Designation, or (ii) all or substantially all of the assets of the Company to be followed by a liquidation, dissolution or winding up of the Company, to a person or affiliated group of persons who is not (A) a Stockholder or (B) an Affiliate of a Stockholder (such an event, a "Total Sale"), then all other Stockholders (the "Remaining Stockholders") shall consent to and raise no objection with respect to (and not exercise statutory appraisal rights in connection with) such transaction and, if such transaction is structured as a sale of shares (including a sale structured as a merger, whether a forward, reverse or other merger), the Remaining Stockholders will agree to sell all of their Series C Preferred Stock and Series D Preferred Stock and an equivalent percentage of their Common Stock to that being transferred by the Consenting Stockholders on the terms and conditions approved by the Board and the Consenting Stockholders consistent with the provisions of this Section 8A. The Company, instead of the purchaser, may acquire the Series C Preferred Stock and Series D Preferred Stock otherwise to be transferred in a Total Sale for the same consideration as the purchaser would have paid therefor after applying the provisions of this Section 8A, and the holders of such securities shall sell them to the Company in such event. If a purchaser other than the Company (or its Subsidiaries) acquires such shares in a Total Sale, the Company shall, promptly after the Total Sale, redeem such shares (subject to compliance with Section 10 of the Series C Certificate of Designation). The provisions of Section 6 (Right of First Offer), Section 7 (Tag-Along Rights), Section 8 (Drag-Along Rights) and Section 8B (Total Sale of Series A Preferred Stock) shall not apply to Transfers in. connection with a Total Sale.

               (b) The aggregate consideration (including, without duplication, any Redemption Proceeds payable in connection with such transaction) received in the Total Sale in respect of the aforementioned securities shall be allocated among and be receivable by the Stockholders transferring shares in the Total Sale (in-cluding any Stockholder from whom shares of Series A Preferred Stock are to be redeemed in connection with such transaction) in the following order and priority:

          (i) first, the holders of shares of Series A Preferred Stock and Series C Preferred Stock shall be entitled to receive, pro rata, out of such aggregate consideration an amount equal to the Series A Preferred Accreted Value in respect of the Series A Preferred Stock to be sold or transferred in connection with such transaction (including, without duplication, shares of Series A Preferred Stock to be redeemed in connection with such transaction) and the Maximum Series C Liquidation Value, respectively, before any payment shall be made to the holders of securities ranking on liquidation junior to the Series A Preferred Stock and Series C Preferred Stock; provided, that if the aggregate consideration (which shall be valued, at such time, by the Board) is less than the sum of the Series A Preferred Accreted Value in respect of the Series A Preferred Stock to be transferred in connection with such transaction (including, without duplication, shares of Series A Preferred Stock to be redeemed in connection with such transaction) and the Maximum Series C Liquidation Value, the holders of Series A Preferred Stock to be sold shall be entitled to receive, pro rata, based on the amount of shares to be so transferred, an amount equal to such aggregate consideration less the Adjusted Series C Liquidation Value, and such Adjusted Series C Liquidation Value shall be distributed, pro rata, to the holders of Series C Preferred Stock;

          (ii) second, after and subject to the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and Series C Preferred Stock pursuant to clause (i), the holders of the Series D Preferred Stock shall be entitled to receive, pro rata, out of such consideration (which shall be valued, at such time, by the Board) an amount equal to the Maximum Series D Liquidation Value (or, if less, all remaining consideration); and

          (iii) third, after and subject to the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to clauses (i) and (ii), the holders of Common Stock shall be entitled to receive, pro rata, the remaining consideration.

               (c) At the closing of any sale, merger or other Transfer of shares pursuant to this Section 8A, the Remaining Stockholders shall enter into agreements with the purchaser of the shares containing terms substantially similar to the terms on which the Consenting Stockholders are Transferring their shares; provided, that no Stockholder shall be required to enter into any non-competition or non-solicitation provisions (although any existing non-competition and non-solicitation provisions shall not be affected by this proviso); provided, further, however, that (x) all claims in respect of breaches of representation and warranties by the Stockholders or the Company (or claims for indemnification in respect thereof) not described in the parenthetical clause in the immediately succeeding clause (y)(A) of this proviso (as if such clause applied to the Consenting Stockholders as well) shall first be paid by holders of Common Stock (based on the number of shares of Common Stock Transferred thereby in such transaction), and, to the extent such claims exceed such aggregate consideration (valued as determined in agreements with the acquiror) received by the holders of Common Stock, by the holders of the Series D Preferred Stock (based on the number of shares of Series D Preferred Stock Transferred thereby in such transaction), and, to the extent such claims exceed such aggregate consideration (valued as determined in agreements with the acquiror) received by the holders of Series D Preferred Stock, by the holders of the Series A Preferred Stock and Series C Preferred Stock (based on the amount by which such holder's consideration would be reduced after recalculating amounts to be distributed pursuant to Section 8A(b)(i) in light of required indemnification payments); and (y) notwithstanding anything contained in this Agreement to the contrary, except clause (y)(B) of this proviso, neither the Remaining Stockholders nor any of their respective Permitted Transferees shall be required to (A) make any representations or warranties, or provide indemnification, to any person (other than representations and related indemnification regarding the due authorization to enter and to perform the agreement of sale, the validity and enforceability of the agreement of Transfer, good title to the shares Transferred, regarding the absence of liens or encumbrances on the shares so Transferred) and
          (B) each of the Remaining Stockholders' liability for breach of any representations and warranties in respect of the Company will be several and not joint with respect to each class or series of Capital Stock's liability as set forth in clause (x) of this proviso and will be proportionate to the percentage of such shares it Transfers in such class or series, and will be limited to any proceeds received by it arising from such Transfer.

               (d) The types of consideration received in the Total Sale shall be distributed as follows:

          (i) to the extent the consideration received in respect of the Total Sale consists of cash, (A) the holders of Series A Preferred Stock transferring shares in the Total Sale and the holders of the Series C Preferred Stock shall be entitled to receive the amounts such holders are entitled to receive pursuant to Section 8A(b)(i) in cash (allocated among such holders such that an amount of cash equal to the excess of $70 million over the Redemption Proceeds as of the time of such event is first paid in respect of the shares of Series A Preferred Stock being so transferred and then the balance of such cash is paid in respect of such shares of Series A Preferred Stock and the Series C Preferred Stock so that, to the nearest extent possible, the aggregate of cash so allocated pursuant to this clause (A) is in proportion to the respective amounts the holders of such shares are to receive pursuant to Section 8A(b)(i)), (B) the holders of Series D Preferred Stock shall be entitled to receive the amounts such holders are entitled to receive pursuant to Section 8A(b)(ii), pro rata, in cash to the extent of any cash remaining after payments of cash to the holders of Series A Preferred

               Stock and Series C Preferred Stock, and (C) the holders of Common Stock transferring shares in such Total Sale shall be entitled to receive, pro rata, the remaining cash consideration after payments of cash to the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock;

          (ii) to the extent the consideration received in respect of the Total Sale consists of Publicly Traded Securities (which Publicly Traded Securities, for all purposes of this Section 8A, shall be valued at the time of the Total Sale by the Board), (A) the holders of Series A Preferred Stock transferring shares in such Total Sale and the holders of the Series C Preferred Stock shall be entitled to receive the remaining amounts such holders are entitled to receive pursuant to Section 8A(b)(i) (taking into account the aggregate of cash allocated thereto pursuant to
               Section 8A(d)(i)(A)) in Publicly Traded Securities (allocated among such holders such that an amount of such Publicly Traded Securities equal to the excess of $70 million over the sum of aggregate Redemption Proceeds as of such time and the amount of cash allocated to the holders of Series A Preferred Stock pursuant to Section 8A(d)(i)(A) is delivered in respect of the shares of Series A Preferred Stock being so transferred and then the balance of such Publicly Traded Securities is delivered in respect of such Series A Preferred Stock and the Series C Preferred Stock so that, to the nearest extent possible, the aggregate of cash allocated thereto pursuant to Section 8A(d)(i)(A) and Publicly Traded Securities allocated pursuant to this Section 8A(d)(ii)(A) is in proportion to the respective amounts the holders of such shares are to receive pursuant to
               Section 8A(b)(i)), (B) the holders of Series D Preferred Stock shall be entitled to receive the remaining amounts such holders are entitled to receive pursuant to Section 8A(b)(ii) (taking into account the aggregate of cash allocated thereto pursuant to
               Section 8A(d)(i)(B)) in Publicly Traded Securities, pro rata, to the extent of any Publicly Traded Securities remaining after payments of Publicly Traded Securities to the holders of Series A Preferred Stock and Series C Preferred Stock, and (C) the holders of Common Stock transferring shares in such Total Sale shall be entitled to receive, pro rata, the remaining Publicly Traded Securities after payments of cash to the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and

          (iii) to the extent the consideration received in respect of the Total Sale consists of anything other than cash or Publicly Traded Securities (which other consideration, for all purposes of this Section 8A, shall be valued at the time of the Total Sale by the Board), (A) the holders of Series A Preferred Stock transferring shares in such sale and the holders of the Series C Preferred Stock shall be entitled to receive the remaining amounts such holders are entitled to receive pursuant to Section 8A(b)(i) (taking into account the aggregate of cash and Publicly Traded Securities allocated thereto pursuant to Section 8A(d)(i)(A) and
               (ii)(A)) in such other consid-
               eration received in the Total Sale (allocated among such holders pro rata based upon the amounts such holders are entitled to receive pursuant to Section 8A(b)(i) (after giving effect to Section 8A(d)(i)(A) and (ii)(A)), (B) the holders of Series D Preferred Stock shall be entitled to receive, pro rata, the remaining amounts such holders are entitled to receive pursuant to Section 8A(b)(ii) (after giving effect to Section 8A(d)(i)(B) and (ii)(B)) in such other consideration to the extent of any such other consideration remaining after payments of such other consideration to the holders of Series A Preferred Stock and Series C Preferred Stock, and (C) the holders of Common Stock transferring shares in such sale shall be entitled to receive, pro rata, the remaining other consideration after payments of cash to the holders of Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock;

          provided, however, that the types of consideration shall be reallocated among the Stockholders in accordance with the foregoing to reflect any change in the amount or types of consideration as a result of consideration held in escrow, released from escrow or paid in respect of breaches of representations or warranties or indemnification to the extent necessary to give full effect to the foregoing; provided further, that the Board may elect to pay cash instead of any non-cash consideration (based on the value of such non-cash consideration as so determined by the Board of Directors) otherwise so payable in respect of any share of the Capital Stock, if it concludes that paying such non-cash consideration to such holder may create regulatory or compliance burdens on the part of the Company or any other participant in the transaction giving rise to such redemption event or is otherwise unable to pay such non-cash consideration."

               (h) The following is hereby added as a new Section 8B:

               "Section 8B. Total Sale of Series A Preferred Stock.

                    (a) Until such time as a Valuation Event (as defined in the
               Series C Certificate of Designation) occurs or an IPO (as defined in the Series C Certificate of Designation) is consummated, if the Preferred Investor Common Stockholders (the "Consenting Stockholders") approve a sale, merger or other Transfer involving at least 100% of the outstanding Series A Preferred Stock to a person or affiliated group of persons who is not (A) a Stockholder or (B) an Affiliate of a Stockholder, and in which TIP transfers to such person or group the right to elect at least 3 of the 5 directors that TIP is entitled to elect as of the date hereof (such an event, a "Series A Total Sale"), then all other Stockholders (the "Remaining Stockholders") shall consent to and raise no objection with respect to (and not exercise statutory appraisal rights in connection with) such transaction and, the Remaining Stockholders will have the right to, and, to the extent so elected by the holders of a majority of the Series C Preferred pursuant to the following sentence, shall agree to, sell all of their Series C Preferred Stock on the terms and conditions approved by the Board and the Consenting Stockholders consistent with the provisions of this Section 8B. If the Remaining Stockholders holding a majority of the shares of Series C Preferred Stock wish to sell such shares in the Series A

               Total Sale, such Remaining Stockholders must provide notice thereof to the Consenting Stockholders within 10 days after notice of such an event from the Consenting Stockholders. The Company, instead of the purchaser, may acquire the Series C Preferred Stock otherwise to be transferred in a Series A Total Sale for the same consideration as the purchaser would have paid therefor after applying the provisions of this Section 8B, and the holders of such securities shall sell them to the Company in such event. If a purchaser other than the Company (or its Subsidiaries) acquires such shares in a Series A Total Sale, the Company shall, promptly after such Series A Total Sale, redeem such shares (subject to compliance with Section 10 of the Series C Certificate of Designation). The provisions of Section 6 (Right of First Offer), Section 7 (Tag-Along Rights) and Section 8 (Drag-Along Rights) shall not apply to Transfers in connection with a Series A Total Sale.

                    (b) The aggregate consideration (including, without
               duplication, any Redemption Proceeds payable in connection with such transaction) received in the Series A Total Sale in respect of the aforementioned securities shall be allocated among and be receivable by the Stockholders transferring shares in the Series A Total Sale (including any Stockholder from whom shares of Series A Preferred Stock are to be redeemed in connection with such transaction) in the following order and priority:

               (i) first, the holders of shares of Series A Preferred Stock and Series C Preferred Stock shall be entitled to receive, pro rata, out of such consideration an amount equal to the Series A Preferred Accreted Value in respect of the Series A Preferred Stock to be sold or transferred in connection with such transaction (including, without duplication, shares of Series A Preferred Stock to be redeemed in connection with such transaction) and the Maximum Series C Liquidation Value, respectively, before any payment shall be made to the holders of securities ranking on liquidation junior to the Series A Preferred Stock and Series C Preferred Stock; provided, that if the aggregate consideration (which shall be valued, at such time, by the Board) is less than the sum of the Series A Preferred Accreted Value in respect of the Series A Preferred Stock to be transferred in connection with such transaction (including, without duplication, shares of Series A Preferred Stock to be redeemed in connection with such transaction) and the Maximum Series C Liquidation Value, the holders of Series A Preferred Stock to be sold shall be entitled to receive, pro rata, based on the amount of shares to be so transferred, an amount equal to such aggregate consideration less the Adjusted Series C Liquidation Value, and such Adjusted Series C Liquidation Value shall be distributed, pro rata, to the holders of Series C Preferred Stock;

               (ii) second, after and subject to the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and Series C Preferred Stock pursuant to clause (i), the holders of the Series A Preferred Stock shall be entitled to receive the remaining consideration.

                    (c) At the closing of any sale, merger or other Transfer of shares pursuant to this Section 8B, the Remaining Stockholders shall enter into agreements with the purchaser of the shares containing terms substantially similar to the terms on which the Consenting Stockholders are Transferring their shares; provided, that no Stockholder shall be required to enter into any non-competition or non-solicitation provisions (although any existing non-competition and non-solicitation provisions shall not be affected by this proviso); provided, further, however, that (x) all claims in respect of breaches of representation and warranties by the Stockholders or the Company (or claims for indemnification in respect thereof) not described in the parenthetical clause in the immediately succeeding clause (y)(A) of this proviso (as if such clause applied to the Consenting Stockholders as well) shall first be paid by the holders of the Series A Preferred Stock and Series C Preferred Stock (based on the amount by which such holder's consideration would be reduced after recalculating amounts to be distributed pursuant to Section 8B(b)(i) or (ii) in light of required indemnification payments); and (y) notwithstanding anything contained in this Agreement to the contrary, except clause (y)(B) of this proviso, neither the Remaining Stockholders nor any of their respective Permitted Transferees shall be required to (A) make any representations or warranties, or provide indemnification, to any person (other than representations and related indemnification regarding the due authorization to enter and to perform the agreement of sale, the validity and enforceability of the agreement of Transfer, good title to the shares Transferred, regarding the absence of liens or encumbrances on the shares so Transferred), and (B) each of the Remaining Stockholders' liability for breach of any representations and warranties in respect of the Company will be several and not joint, and will be limited to any proceeds received or receivable by it arising from such Transfer.

                    (d) The types of consideration received in the Series A
               Total Sale shall be distributed as follows:

               (i) to the extent the consideration received in respect of the Series A Total Sale consists of cash, (A) the holders of Series A Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive the amounts such holders are entitled to receive pursuant to Section 8B(b)(i) in cash (allocated among such holders such that an amount of cash equal to the excess of $70 million over the Redemption Proceeds as of the time of such event is first paid in respect of the shares of Series A Preferred Stock being so transferred and then the balance of such cash is paid in respect of such shares of Series A Preferred Stock and the Series C Preferred Stock so that, to the nearest extent possible, the aggregate of cash so allocated pursuant to this clause (A) is in proportion to the respective amounts the holders of such shares are to receive pursuant to Section 8B(b)(i)), and (B) the holders of such shares of Series A Preferred Stock shall be entitled to receive, pro rata, any cash remaining after payments of cash to the holders of Series A Preferred Stock and Series C Preferred Stock pursuant to Section 8B(d)(i)(A);

               (ii) to the extent the consideration received in respect of the
                    Series A Total Sale consists of Publicly Traded Securities (which Publicly Traded Securities, for all purposes of this Section 8B, shall be valued at the time of the Series A Total Sale by the Board), (A) the holders of Series A Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive the remaining amounts such holders are entitled to receive pursuant to Section 8B(b)(i) (taking into account the aggregate of cash allocated thereto pursuant to Section 8B(d)(i)(A)) in Publicly Traded Securities (allocated among such holders such that an amount of such Publicly Traded Securities equal to the excess of $70 million over the sum of aggregate Redemption Proceeds as of such time and the amount of cash allocated to the holders of Series A Preferred Stock pursuant to Section 8B(d)(i)(A) is delivered in respect of the shares of Series A Preferred Stock being so transferred and then the balance of such Publicly Traded Securities is delivered in respect of such Series A Preferred Stock and the Series C Preferred Stock so that, to the nearest extent possible, the aggregate of cash allocated thereto pursuant to Section 8B(d)(i)(A) and Publicly Traded Securities allocated pursuant to this Section 8B(d)(ii)(A) is in proportion to the respective amounts the holders of such shares are to receive pursuant to Section 8B(b)(i)), and (B) the holders of such shares of Series A Preferred Stock shall be entitled to receive, pro rata, any Publicly Traded Securities remaining after payments of Publicly Traded Securities to the holders of Series A Preferred Stock and Series C Preferred Stock pursuant to Section 8B(d)(ii)(A); and

               (iii) to the extent the consideration received in respect of the
                    Series A Total Sale consists of anything other than cash or Publicly Traded Securities (which other consideration, for all purposes of this Section 8B, shall be valued at the time of the Series A Total Sale by the Board), (A) the holders of Series A Preferred Stock transferring shares in such sale and the holders of the Series C Preferred Stock shall be entitled to receive such other consideration received in the Series A Total Sale (allocated among such holders pro rata based upon the amounts such holders are entitled to receive pursuant to Section 8B(b)(i) (after giving effect to Section 8B(d)(i)(A) and (ii)(A)), and (B) the holders of such shares of Series A Preferred Stock shall be entitled to receive, pro rata, any other consideration remaining after payments of such other consideration to the holders of Series A Preferred Stock and Series C Preferred Stock pursuant to
                    Section 8B(d)(iii)(A);

     provided, however, that the types of consideration shall be reallocated among the Stockholders in accordance with the foregoing to reflect any change in the amount or types of consideration as a result of consideration held in escrow, released from escrow or paid in respect of breaches of representations or warranties or indemnification to the extent necessary to give full effect to the foregoing; provided further, that the Board may elect to pay cash instead of any non-cash consideration (based on the value of such non-cash consideration as so determined by the Board of Directors) otherwise so payable in respect of any share of the Capital Stock, if it concludes that paying such non-cash consideration to such holder may create regulatory or compliance burdens on the part of the Company or any other participant in the transaction giving rise to such redemption event or is otherwise unable to pay such non-cash consideration."

          (i) The phrase, "or any Series C Preferred Stock, Series E Preferred Stock or Special Warrants", is hereby inserted immediately after the word, "Stockholder", in the third line of Section 9.

          (j) The following phrase is hereby inserted at the end of Section 9:

               "Any transferee (including a Permitted Transferee) who shall acquire (either voluntarily or involuntarily, by operation of law or otherwise) any shares of Series A Preferred Stock from a Preferred Investor Common Stockholder, shall be bound by all provisions of this Agreement, to the same extent as the parties hereto and, prior to registration of the Transfer of any such shares on the books of the Company, any transferee shall execute an agreement with the parties hereto agreeing to be bound by such provisions, and shall thereupon be deemed a Preferred Investor Common Stockholder."

          (k) The phrase, "(including the Special Warrants)", is hereby inserted immediately after the word, "shares", in each case in Section 17(b)(i).

          (l) The phrase, "Preferred Investor Common", is hereby deleted from
     Section 17(b)(iv).

          (m) The following definitions are hereby added to Section 20 of the Original Agreement:

          (i) "Special Warrants" means the warrants to purchase shares of Common Stock acquired from Wachovia or CIBC by certain Individual Investors on the date hereof.

          (ii) "Adjusted Series C Liquidation Value" means

               1. in respect of a Total Sale, in an amount equal to the lesser of (i) the excess, if any, of the sum of Redemption Proceeds immediately prior to the Total Sale and the aggregate consideration payable with respect to the Series A Preferred Stock and Series C Preferred Stock in connection with the Total Sale (including, without duplication, any Redemption

                    Proceeds payable in connection with such transaction), over $70 million, or (ii) the product of (x) the Maximum Series C Liquidation Value immediately before the time of such Total Sale and (y) a fraction, the numerator of which is the sum of the Redemption Proceeds immediately prior to the Total Sale, the aggregate consideration paid with respect to the Series A Preferred Stock and Series C Preferred Stock in connection with the Total Sale (including, without duplication, any Redemption Proceeds payable in connection with such transaction) and the Series A Accreted Value in respect of shares of Series A Preferred Stock which are not sold or redeemed in the Total Sale, and the denominator of which is the sum of the Redeemed Series A Preferred Accreted Value, the Series A Preferred Accreted Value and the Maximum Series C Liquidation Value; and

               2. in respect of a Series A Total Sale, in an amount equal to the lesser of (i) the excess, if any, of the sum of Redemption Proceeds immediately prior to the Series A Total Sale and the aggregate consideration payable with respect to the Series A Preferred Stock and Series C Preferred Stock in connection with the Series A Total Sale (including, without duplication, any Redemption Proceeds payable in connection with such transaction), over $70 million, or (ii) the product of (x) the Maximum Series C Liquidation Value immediately before the time of such Series A Total Sale and
                    (y) a fraction, the numerator of which is the sum of the Redemption Proceeds immediately prior to the Series A Total Sale and the aggregate consideration paid with respect to the Series A Preferred Stock and Series C Preferred Stock in connection with the Total Sale (including, without duplication, any Redemption Proceeds payable in connection with such transaction) and the Series A Accreted Value in respect of shares of Series A Preferred Stock which are not sold or redeemed in the Series A Total Sale, and the denominator of which is the sum of the Redeemed Series A Preferred Accreted Value, the Series A Preferred Accreted Value and the Maximum Series C Liquidation Value.

          (iii) "Maximum Series C Liquidation Value" means $14,000,000 if a Total Sale occurs on or prior to December 31, 2004, and $16,500,000 if a Total Sale occurs after December 31, 2004.

          (iv) "Maximum Series D Liquidation Value" means $42,000,000 if a Total Sale occurs on or prior to December 31, 2004, and $49,500,000 if a Total Sale occurs after December 31, 2004.

          (v) "Publicly Traded Securities" means, in respect of a Total Sale or Series A Total Sale, securities (A) of a class that is listed on the New York Stock Exchange, NASDAQ National Market, or other nationally recognized stock exchange, (B) which are tradeable on such exchange without legal or contractual restraint (other than prohibitions on the use of material non-public information), and
               (C) which, in the reasonable judgment of the Board of Directors, may be transferred in their entirety to the public within 30 days of receipt thereof without discount to the average market price thereof for the 30 days immediately prior to the date of such event.

          (vi) "Redeemed Series A Preferred Accreted Value" means, as of any time, in respect of shares of Series A Preferred Stock redeemed by the Company or a Subsidiary thereof prior to such time, the sum of (A) the product of $1,000 and the number of such shares,
               (B) the aggregate premium paid payable in respect of such shares payable pursuant to paragraph (e)(i) of the Series A Certificate of Designation on the date such shares were redeemed (whether or not such premium was actually paid by Company or such shares were actually redeemed by the Company at such time) and (C) an amount equal to all accumulated and unpaid dividends on such shares as of the time such shares were so redeemed.

          (vii) "Redemption Proceeds" means an amount, as of any time, equal to the aggregate value of the cash and Publicly Traded Securities (which shall be valued, as of the time of receipt, by the Board of Directors) received by holders of Series A Preferred Stock in respect of redemptions of such shares by the Corporation or a Subsidiary thereof prior to such time.

          (viii) "Series A Preferred Stock" means the 14 1/2% Senior Redeemable Preferred Stock, Series A, of the Company, with a stated value of $1,000 per share.

          (ix) "Series C Certificate of Designation" means the Certificate of Designations, Number, Voting Powers, Preferences and Rights of the Series C Preferred Stock of the Company.

          (x) "Series C Preferred Stock" shall have the meaning ascribed to such term in the first recital to Amendment No. 2 to this Agreement, dated as of December 19, 2003."

          (xi) "Series E Preferred Stock" shall have the meaning ascribed to such term in the first recital to Amendment No. 2 to this Agreement, dated as of December 19, 2003."

          (xii) "Series A Preferred Accreted Value" means, as of the date of the Total Sale or Series A Total Sale, the sum of (A) the product of $1,000 and the number of shares of Series A Preferred Stock outstanding immediately prior to such time, (B) the aggregate premium payable in respect of such shares of Series A Preferred Stock, had the Company redeemed all such shares pursuant to paragraph (e)(i) of the Series A Certificate of Designation at such time (whether or not actually redeemed by the Company pursuant to such paragraph) and (C) an amount equal to all accumulated and unpaid dividends immediately prior to such time on such shares of Series A Preferred Stock.

          (n) The following sentence is hereby added to the definition of Fair Market Value: "For purposes of Section 17(b)(iv), the Fair Market Value of the Series C Preferred Stock shall be zero."

     3. Consent to Transactions; Waiver of Preemptive Rights; Waiver of Transfer Restrictions.

     (a) Each Preferred Investor Common Stockholder and each Individual Investor hereby consents to the Transactions and waives its Preemptive Rights with respect to the issuance of shares contemplated by the Transactions.

     (b) Each Preferred Investor Common Stockholder, each Individual Investor and the Company hereby waives the Transfer Restrictions with respect to the transfers of shares contemplated by the Transactions; provided, that such rights are not waived with respect to any subsequent or other Transfer.

     4. Joinder. Each Preferred Investor Common Stockholder, each Individual Investor and the Company hereby acknowledge and agree that any Person executing this Amendment not previously as party to the Stockholders' Agreement will, and hereby does, become a party to the Stockholders' Agreement as an "Individual Investor," (or a "Stockholder" in the case of CIBC Inc.) and each such Person agrees to be bound by all of the terms, provisions and conditions thereof (as modified hereby).

     5. Further Assurances.

     (a) Each Individual Investor agrees to such amendments, as may be reasonably requested by the Company, to his employment agreement so as to provide that the Transactions do not constitute a Change of Control.

     (b) The parties hereto hereby agree to use their respective reasonable commercial efforts to make such amendments to all other agreements and documentation in respect of the Company to effectuate the amendments to the Stockholders' Agreement herein contemplated.

     6. Scope of Amendment. Except as provided in Section 2 of this Amendment, the Stockholders' Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Stockholders' Agreement on the day and year first above written.


                            PREFERRED INVESTORS

                            CARAVELLE INVESTMENT FUND, L.L.C.

                            By:    Trimaran Advisors, L.L.C.,
                                   its investment manager and
                                   attorney-in-fact




                            By:    /s/ David M. Millison
                                   ------------------------------------
                                   Name:   David M. Millison
                                   Title:



                            TRANSPORTATION INVESTMENT PARTNERS L.L.C.


                            By:    /s/ Steven A. Flyer
                                   ------------------------------------
                                   Name: Steven A. Flyer
                                   Title: Attorney-in-Fact



                            ALBION-ALLIANCE MEZZANINE FUND, L.P.

                            By:      Albion Alliance LLC., its general partner


                            By:    /s/ Charles A. Gonzalez
                                   ------------------------------------
                                   Name: Charles A. Gonzalez
                                   Title: Managing Director



                            ALBION-ALLIANCE MEZZANINE FUND II, L.P.

                            By: AA MEZZ II GP, LLC., its general partner

                            By: Albion Alliance LLC, its sole member




                            By:    /s/ Charles A. Gonzalez
                                   ------------------------------------
                                   Name: Charles A. Gonzalez
                                   Title: Managing Director

                            INDIVIDUAL INVESTORS


                            /s/ Thomas M. Begel
                            ------------------------------------
                            Thomas M. Begel




                            /s/ Timothy A. Masek
                            ------------------------------------
                            Timothy A. Masek




                            /s/ Kenneth M. Tallering
                            ------------------------------------
                            Kenneth M. Tallering




                            /s/ Andrew M. Weller
                            ------------------------------------
                            Andrew M. Weller




                            /s/ James D. Cirar
                            ------------------------------------
                            James D. Cirar




                            /s/ Camillo M. Santomero III
                            ------------------------------------
                            Camillo M. Santomero III




                            /s/ John Wilkinson
                            ------------------------------------
                            John Wilkinson




                            /s/ Robert L. Jackson
                            ------------------------------------
                            Robert L. Jackson




                            /s/ Donald C. Mueller
                            ------------------------------------
                            Donald C. Mueller




                            /s/ Lee Swafford
                            ------------------------------------
                            Lee Swafford




                            /s/ Kelly Bodway
                            ------------------------------------
                            Kelly Bodway




                            /s/ David W. Riesmeyer
                            ------------------------------------
                            David W. Riesmeyer

                            /s/ Brent Williams
                            ------------------------------------
                            Brent Williams




                            /s/ Jeffrey Elmer
                            ------------------------------------
                            Jeffrey Elmer




                            /s/ Adam Gottlieb
                            ------------------------------------
                            Adam Gottlieb




                            /s/ Fred Culbreath
                            ------------------------------------
                            Fred Culbreath




                            /s/ Joe Hicks
                            ------------------------------------
                            Joe Hicks




                            /s/ Allen Sunderland
                            ------------------------------------
                            Allen Sunderland




                            /s/ Marty Drennen
                            ------------------------------------
                            Marty Drennen




                            /s/ William Faut
                            ------------------------------------
                            William Faut

                            CIBC INC.


                            By:    /s/ Gary W. Brown
                                   ------------------------------------
                                   Name: Gary W. Brown
                                   Title: Managing Director

                            TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.


                            By:    /s/ Donald C. Mueller
                                   ------------------------------------
                                   Name: Donald C. Mueller
                                   Title: Chief Financial Officer, Treasurer and Vice President



                            TMB INDUSTRIES


                            By:    /s/ Andrew M. Weller
                                   ------------------------------------
                                   Name: Andrew M. Weller
                                   Title: Managing Director